Exhibit 1


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                  NATUREX, S.A.


                            NATUREX ACQUISITION CORP.


                                       AND


                                PURE WORLD, INC.


                            DATED AS OF JUNE 6, 2005


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I THE OFFER............................................................1

   SECTION 1.01.  The Offer....................................................1
   SECTION 1.02.  Company Action...............................................4

ARTICLE II THE MERGER..........................................................5

   SECTION 2.01.  The Merger...................................................5
   SECTION 2.02.  Closing......................................................5
   SECTION 2.03.  Effective Time...............................................5
   SECTION 2.04.  Effect of the Merger.........................................5
   SECTION 2.05.  Certificate of Incorporation; By-laws........................5
   SECTION 2.06.  Directors and Officers.......................................6
   SECTION 2.07.  Conversion of Securities.....................................6
   SECTION 2.08.  Treatment of Options.........................................6
   SECTION 2.09.  Dissenting Shares............................................7
   SECTION 2.10.  Surrender of Shares; Stock Transfer Books....................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................9

   SECTION 3.01.  Organization and Qualification; Subsidiaries.................9
   SECTION 3.02.  Certificate of Incorporation and By-laws....................10
   SECTION 3.03.  Capitalization..............................................10
   SECTION 3.04.  Authority Relative to the Transactions......................10
   SECTION 3.05.  No Conflict; Required Filings and Consents..................11
   SECTION 3.06.  SEC Filings; Financial Statements...........................12
   SECTION 3.07.  Absence of Certain Changes or Events........................14
   SECTION 3.08.  Absence of Litigation.......................................14
   SECTION 3.09.  Employee Benefit Plans......................................14
   SECTION 3.10.  Property; Title to Assets...................................16
   SECTION 3.11.  Taxes.......................................................16
   SECTION 3.12.  Material Contracts..........................................17
   SECTION 3.13.  Environmental Matters.......................................18
   SECTION 3.14.  Labor and Employment Matters................................18
   SECTION 3.15.  Compliance with Laws; Permits...............................18
   SECTION 3.16.  Ephedra.....................................................18
   SECTION 3.17.  Offer Documents; Schedule 14D-9.............................18
   SECTION 3.18.  Opinion of Financial Advisor................................19
   SECTION 3.19.  Brokers.....................................................19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.............19

   SECTION 4.01.  Corporate Organization......................................19


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   SECTION 4.02.  Authority Relative to the Transactions......................19
   SECTION 4.03.  No Conflict; Required Filings and Consents..................20
   SECTION 4.04.  Financing...................................................20
   SECTION 4.05.  Offer Documents; Proxy Statement............................20
   SECTION 4.06.  Brokers.....................................................21

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER..............................21

   SECTION 5.01.  Conduct of Business by the Company Pending the Merger.......21
   SECTION 5.02.  Advice of Changes; Government Filings.......................23

ARTICLE VI ADDITIONAL AGREEMENTS..............................................24

   SECTION 6.01.  Stockholders' Meeting.......................................24
   SECTION 6.02.  Proxy Statement.............................................25
   SECTION 6.03.  Company Board Representation; Section 14(f) of the
                  Exchange Act................................................25
   SECTION 6.04.  Access to Information; Confidentiality......................26
   SECTION 6.05.  No Solicitation of Transactions.............................27
   SECTION 6.06.  Employee Benefits Matters...................................29
   SECTION 6.07.  Directors' and Officers' Indemnification; Insurance.........31
   SECTION 6.08.  Notification of Certain Matters.............................31
   SECTION 6.09.  Further Action; Reasonable Best Efforts.....................32
   SECTION 6.10.  Subsequent Financial Statements.............................32
   SECTION 6.11.  Public Announcements........................................32
   SECTION 6.12.  Takeover Statute............................................33
   SECTION 6.13.  Bedminster Services.........................................33

ARTICLE VII CONDITIONS TO THE MERGER..........................................33

   SECTION 7.01.  Conditions to the Merger....................................33

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER................................34

   SECTION 8.01.  Termination.................................................34
   SECTION 8.02.  Effect of Termination.......................................35
   SECTION 8.03.  Fees and Expenses...........................................36
   SECTION 8.04.  Amendment...................................................36
   SECTION 8.05.  Waiver......................................................37

ARTICLE IX GENERAL PROVISIONS.................................................37

   SECTION 9.01.  Non-Survival of Representations. Warranties and Agreements..37
   SECTION 9.02.  Notices.....................................................37
   SECTION 9.03.  Certain Definitions.........................................38
   SECTION 9.04.  Severability................................................42
   SECTION 9.05.  Entire Agreement; Assignment................................42


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   SECTION 9.06.  Parties in Interest.........................................42
   SECTION 9.07.  Specific Performance........................................42
   SECTION 9.08.  Governing Law...............................................42
   SECTION 9.09.  Waiver of Jury Trial........................................43
   SECTION 9.10.  Headings....................................................43
   SECTION 9.11.  Counterparts................................................43
   SECTION 9.12.  Company Disclosure Schedule.................................43


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     AGREEMENT AND PLAN OF MERGER, dated as of June 6, 2005 (this "AGREEMENT"), among NATUREX, S.A., a societe anonyme organized under the laws of the French Republic ("PARENT"), NATUREX ACQUISITION CORP., a Delaware corporation and direct wholly owned Subsidiary of Parent ("PURCHASER"), and PURE WORLD, INC., a Delaware corporation (the "COMPANY").

     WHEREAS, the Boards of Directors of Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, Purchaser shall, and Parent shall cause Purchaser to, make a cash tender offer (the "OFFER") to acquire all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("Shares"), for $4.30 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "PER SHARE AMOUNT"), net to the seller in cash;

     WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has unanimously approved (except for the abstention of Paul O. Koether) the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "MERGER") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), following the consummation of the Offer; and

     WHEREAS, Paul O. Koether (the "STOCKHOLDER") and certain of his Affiliates have entered into a Stockholder Agreement, dated as of the date hereof (the "STOCKHOLDER AGREEMENT"), providing that, among other things, the Stockholder and certain of his Affiliates will (i) tender their Shares into the Offer and
(ii) vote the Shares owned of record and beneficially by them in favor of the Merger and, if applicable, the other transactions contemplated by this Agreement.

     NOW, THEREFORE, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

SECTION 1.01.  THE OFFER.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events set forth in Annex A (the "OFFER CONDITIONS") shall have occurred and be continuing, Purchaser shall, and Parent shall cause the Purchaser, to:

     (i) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than ten Business Days after the execution of this Agreement; and


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    (ii)  cause the Offer to remain open until the twentieth Business Day after such commencement of the Offer (the "INITIAL EXPIRATION DATE").

(b) The obligation of the Purchaser to accept for payment, purchase and pay for any Shares validly tendered pursuant to the Offer on or prior to the Initial Expiration Date and not withdrawn prior to such Initial Expiration Date shall be subject only to the satisfaction or waiver of the Offer Conditions, specifically including the Offer Condition that at least that number of shares of Company Common Stock, which, together with Shares beneficially owned by Parent, Purchaser and their direct and indirect Subsidiaries, shall represent at least a majority of the total issued and outstanding shares of Company Common Stock on a Fully-Diluted Basis shall have been validly tendered and not withdrawn prior to 12:00 p.m. (midnight) New York City time, on the Expiration Date (the "MINIMUM CONDITION").

     Purchaser shall, and Parent shall cause Purchaser, to accept for payment and pay for Shares tendered pursuant to the Offer, subject only to the satisfaction of each of the conditions set forth in Annex A (the "Offer Conditions"). At the Company's request, Purchaser will, and Parent shall cause Purchaser to, extend the Offer after the Initial Expiration Date for one or more periods not to exceed an aggregate of twenty Business Days if the Offer Conditions have not been satisfied at the Initial Expiration Date. Subject to the prior satisfaction of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, consummate the Offer in accordance with its terms and accept for payment all Shares tendered and not withdrawn by 9:00 a.m. Eastern time on the next Business Day after the expiration of the Offer. Purchaser expressly reserves the right to waive any Offer Condition, or increase the Per Share Amount payable in the Offer and to make any other changes in the terms and conditions of the Offer. However, without the consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to:

          (i) decrease the Per Share Amount or change the form of consideration payable in the Offer;

         (ii)  reduce the number of Shares subject to the Offer;

        (iii) impose conditions to the Offer in addition to the Offer Conditions; or

         (iv) change the Offer in a manner adverse to the holders of the Shares.

     Notwithstanding the foregoing, Purchaser may, without the consent of the
     Company:

          (i) extend the Offer for one or more periods of not more than fifteen Business Days each beyond the Initial Expiration Date, if, at any scheduled expiration of the Offer, any of the Offer Conditions shall not be satisfied or waived; or

         (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer (provided that Purchaser shall keep the Company reasonably informed of


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               Purchaser's or Parent's contact with the SEC or the staff thereof with respect to the Offer).

     The Per Share Amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer (the "MERGER CONSIDERATION"). Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Purchaser may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period ("SUBSEQUENT OFFERING PERIOD") under Rule 14d-11 promulgated under the Exchange Act of not more than twenty Business Days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended), and not withdrawn a number of Shares which, together with Shares then beneficially owned by Parent and Purchaser and their direct and indirect Subsidiaries, represents at least 90% of the then outstanding Shares on a Fully-Diluted Basis.

(c) On the date of commencement of the Offer, Purchaser and Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall comply in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and all other applicable Laws, and shall contain or shall incorporate by reference an offer to purchase relating to the Offer (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Parent and Purchaser to such comments.


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SECTION 1.02.  COMPANY ACTION.

(a) Subject to Section 6.05(d), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in
     Section 3.04. The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer and, if applicable, the Stockholder Agreement.

(b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9"), which shall:

     (i) comply in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and all other applicable Laws; and

    (ii) contain the Fairness Opinion and, except as provided in Section 6.05(d), the recommendation of the Company Board described in Section 3.04.

     The Company shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 under the Exchange Act, and any other applicable federal securities laws. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
     Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

(c) The Company shall promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares, with non-objecting beneficial owner lists and with security position listings in written and electronic form of Shares held in stock depositories, each as of a recent date. The Company shall promptly furnish Parent and Purchaser with such additional information, including, without limitation, updated listings, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company or destroy all copies of such information then in their possession.


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                                   ARTICLE II
                                   THE MERGER

SECTION 2.01.  THE MERGER.

Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

SECTION 2.02.  CLOSING.

The closing of the Merger (the "CLOSING") will take place on the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VII (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto.

SECTION 2.03.  EFFECTIVE TIME.

At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger) being the "EFFECTIVE TIME.

SECTION 2.04.  EFFECT OF THE MERGER.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05.  CERTIFICATE OF INCORPORATION; BY-LAWS.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time.

(b) At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter duly amended.


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SECTION 2.06.  DIRECTORS AND OFFICERS.

The directors of Purchaser immediately prior to the Effective Time and the President and Chief Operating Officer of the Company shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time and the President and Chief Operating Officer of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.07.  CONVERSION OF SECURITIES.

At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.07(b), and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.10, of the certificate that formerly evidenced such Share;

(b) each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION SHARES").

SECTION 2.08.  TREATMENT OF OPTIONS.

(a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective Time) to:

     (i) terminate (effective as of the Effective Time) the Company's 1991 and 1997 Stock Option Plans, and use its reasonable efforts to terminate each stock option agreement granted otherwise than under such plans which shall themselves constitute separate plans, each as amended through the date of this Agreement (collectively, the "COMPANY STOCK OPTION PLANS"); and

    (ii) use its reasonable efforts to cancel, as of the Effective Time, each outstanding option to purchase Shares of Company Common Stock granted under the Company Stock Option Plans (each, a "COMPANY STOCK OPTION") that is outstanding and unexercised, whether or not vested or


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          exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).

(b) As of the Effective Time, each holder of a Company Stock Option cancelled immediately prior to the Effective Time pursuant to Section 2.08(a)(ii) shall be entitled to receive an amount of cash, without interest, equal to the product of:

     (i) the total number of Shares subject to such Company Stock Option, multiplied by

    (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

SECTION 2.09.  DISSENTING SHARES.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.10, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.10.  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

(a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.07(a). Such funds shall be invested by the Paying Agent as


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     directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to Purchaser.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.07(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

(c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any


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     rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e) All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

(f) Each of the Surviving Corporation, the Paying Agent, Purchaser and the Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser that:

SECTION 3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

(a) Each of the Company and each Subsidiary of the Company is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule (the "COMPANY DISCLOSURE SCHEDULE"), which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(c) Each of the Company and its Subsidiaries has the requisite corporate power and corporate authority in all material respects to own, lease and operate its properties and to carry on its respective businesses as they are now being conducted.

SECTION 3.02.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03.  CAPITALIZATION.

(a) The authorized capital stock of the Company consists of 30,000,000 Shares ("COMPANY COMMON STOCK"). As of the date of this Agreement, 8,077,018 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Company Disclosure Schedule, which Schedule sets forth the name of the holder of each option, warrant or other right to purchase capital stock of the Company, the number of Shares that may be purchased by such holder and the price per Share at which such Shares may be purchased, there are no options, warrants, agreements, or other arrangements of any character that are binding on the Company or any Subsidiary that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. The Company Common Stock is not entitled to preemptive rights.

(b) The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted the Company Stock Options that are currently outstanding. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.04.  AUTHORITY RELATIVE TO THE TRANSACTIONS.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL")), if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board, at a meeting duly called and held, has unanimously (except for the abstention of Paul O. Koether):

(a) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "TRANSACTIONS"), are fair to, and in the best interests of, the holders of Shares;

(b) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including without limitation Section 203 thereof); and

(c) resolved, subject to Section 6.05(d), to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and, if required, approve and adopt this Agreement and the Transactions (the "COMPANY TENDER RECOMMENDATION").

SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company will not:

(a) violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Subsidiary;

(b) violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; or

(c) except as set forth in Section 3.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries is required to obtain any consent, permit, approval, order or authorization of any government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority (a "GOVERNMENTAL AUTHORITY"), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions except for (x) those required under or in relation to
     (A) the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT"), (B) the DGCL with respect to the filing of the Certificate of Merger, (C) rules and regulations of The Nasdaq Stock Market and (D) such as may be required under any applicable state securities or blue sky laws and (y) such consents, permits, approvals, orders or authorizations the failure of which to obtain is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Board of Directors of the Company, or an appropriate committee thereof, has taken, or prior to the Effective Time will take, all action necessary so that the Rule 16b-3(e) exemption from Section 16 under the Exchange Act is applicable to the disposition by all persons who are directors and/or officers of the Company of the Company Common Stock and Company Stock Options in or in connection with the Merger.

SECTION 3.06.  SEC FILINGS; FINANCIAL STATEMENTS.

(a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since June 30, 2002, and has heretofore made available to Parent:

     (i) its Annual Reports on Form 10-KSB, as amended, for the fiscal years ended December 31, 2002, 2003 and 2004, respectively;

    (ii)  its Quarterly Report on Form 10-QSB for the period ended March 31,
          2005;

   (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 30, 2002; and

    (iv) all other forms, reports and registration statements (other than Quarterly Reports on Form 10-QSB not referred to in clause (i) above) filed by the Company with the SEC since June 30, 2002.

     (The forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "COMPANY SEC REPORTS".)

     The Company SEC Reports were prepared in accordance with the Exchange Act, and the rules and regulations promulgated thereunder. The Company SEC Reports, as of their respective dates, did not, and any Company SEC Reports filed with the SEC subsequent to the date hereof and prior to the purchase of Shares pursuant to the Offer will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports on Form 10-KSB was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) Neither the Company nor any Subsidiary has any liability or obligation (whether known or unknown, accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2004, including the notes thereto (the "2004 BALANCE SHEET"), except for:

     (i) liabilities and obligations to the extent reflected, reserved for or disclosed in the 2004 Balance Sheet;

    (ii) liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since December 31, 2004 (none of which has had or is reasonably like to have, individually or in the aggregate, a Company Material Adverse Effect); or

   (iii)  as set forth in Section 3.06(c) of the Company Disclosure Schedule.

(d)  Information Supplied.

     (i) The information supplied or to be supplied by the Company for inclusion or incorporation by reference in Schedule TO or the Offer Documents and any other document filed or to be filed by Purchaser or Parent with the SEC or any other Governmental Authority in connection with the Offer will, at the respective times such documents are filed and when first published, sent or given to the stockholders of the Company shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time before Closing any event relating to the Company is discovered by the Company that is required to be set forth in an amendment to the Schedule TO or a supplement to the Offer Documents, the Company shall promptly inform Parent.

    (ii) Notwithstanding the foregoing provisions of this Section 3.06(d), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule TO or the Offer Documents based on information supplied by Parent or the Purchaser for inclusion or incorporation by reference therein.

SECTION 3.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

Since December 31, 2004, except as set forth in the Company SEC Reports filed prior to the date hereof, Section 3.07 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement:

(a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice;

(b)  there has not been any Company Material Adverse Effect;

(c) except to the extent required under the Plans or in the ordinary course of business, there has not been any material increase in the compensation payable or which could become payable by the Company and its Subsidiaries to their officers or key employees, or any amendment of any compensation and benefit plans resulting in a material increase in payments thereunder;

(d) there has not been any issuance or agreement to issue shares of Company Common Stock, other than under the Company Option Plans; and

(e) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

SECTION 3.08.  ABSENCE OF LITIGATION.

Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.08 of the Company Disclosure Schedule:

(a) there is no litigation, suit, claim, action, proceeding, arbitration or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary and

(b) there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority,

except for any of the foregoing under clauses (a) and (b) above that, individually or in the aggregate, would not result or reasonably be likely to result in losses and expenses (including reasonable expenses of counsel) in excess of $100,000 or otherwise constitute a Company Material Adverse Effect.

SECTION 3.09.  EMPLOYEE BENEFIT PLANS.

(a) Section 3.09(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, excess benefit, retiree medical or life insurance, supplemental retirement, severance, salary continuation, change in control, termination or other benefit plans, programs or arrangements, and all material employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, whether written or unwritten, that cover any of the current or former employees, officers, or directors of the Company or any Subsidiary and with respect to which the Company or any Subsidiary has any liability or obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary (collectively, the "Plans"); provided, however, that there shall be no obligation hereunder to list on
     Section 3.09(a) of the Company Disclosure Schedule any Plan that is not material. For each material Plan, the Company has furnished or made available to Parent a true and complete copy of the following documents, if applicable: (i) each Plan document and all amendments thereto, and where such Plan is unwritten, a written description of the material terms thereof, (ii) all trust agreements, insurance or annuity contracts or other funding vehicles, (iii) the current summary plan description, (iv) the three most recent annual reports on Form 5500 filed with the IRS and (v) the most recent determination letter or opinion letter from the IRS with respect to any Plan that is intended to be qualified under Section 401(a) of the Code or the standardized prototype plan on which such Plan is based.

(b) Except as disclosed in Section 3.09(b) of the Company Disclosure Schedule, each Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in
     Section 3.09(b) of the Company Disclosure Schedule, the Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan.

(c) Except as otherwise disclosed on Section 3.09(c) of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any contract, agreement, plan or other arrangement, whether or not a Plan, and no employee, officer or director of the Company or any of the Subsidiaries will become entitled to severance, termination pay or similar payments or benefits in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event), other than as specifically provided for in this Agreement. No payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under this Agreement, any Plan or similar agreement or arrangement between the Company or any of its Affiliates and any "disqualified individual" (as such term is defined in Section 280G of the Code) could reasonably be expected to be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event).

(d) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, with such exceptions as would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.10.  PROPERTY; TITLE TO ASSETS.

(a) The Company owns no real property. Section 3.10 of the Company Disclosure Schedule lists each parcel of real property currently leased, subleased or licensed by the Company or any Subsidiary together, in each case, with the name of the lessor, the lessee and the date of the lease, sublease, license, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the "LEASE DOCUMENTS").

(b) True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Subsidiary or, to the Company's knowledge, by the other party to such lease, sublease or license.

(c) Except as disclosed in Section 3.10 of the Company Disclosure Schedule, the Company and the Subsidiaries own or have valid leasehold interests in, all of their respective properties and assets (other than assets disposed of in the ordinary course of business since December 31, 2004) free and clear of all encumbrances except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that are not reasonably likely to have a Company Material Adverse Effect.

SECTION 3.11.  TAXES

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and the Subsidiaries have timely filed (or caused to be timely filed) all material Tax Returns required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in
     Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of material Taxes required to be withheld by or with respect to the Company or any Subsidiary have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the 2004 Balance Sheet are adequate to satisfy all material Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary.

(c) There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable.

SECTION 3.12.  MATERIAL CONTRACTS.

(a) Subsections (i) through (v) of Section 3.12(a) of the Company Disclosure Schedule list the following types of contracts and agreements, whether written or oral, to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.12(a) of the Company Disclosure Schedule being the "MATERIAL CONTRACTS"):

     (i) each "material contract" (as such term is defined in Item 601 (b)(10) of Regulation S-B of the SEC) with respect to the Company and its Subsidiaries;

    (ii) all contracts and agreements relating to issuances of securities of the Company or any Subsidiary (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

   (iii) all contracts and agreements evidencing indebtedness in an amount in excess of $25,000;

    (iv)  all Lease Documents; and

     (v) all other contracts and agreements in an amount in excess of $25,000, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of its and their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) (i) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, of the other party(ies) thereto; and

    (ii) except as set forth in Section 3.12(b) of the Company Disclosure Schedule, (A) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract, and (B) neither the Company nor any of its Subsidiaries is in material breach of, or default under, any Material Contract to which it is a party..

The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.13.  ENVIRONMENTAL MATTERS

Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company has not received any notice, demand, letter, claim or request for information relating to the Company property alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions of other claims, or to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law.

SECTION 3.14.  LABOR AND EMPLOYMENT MATTERS

Except as disclosed in Section 3.14 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has entered into, is a party to or is bound by any express or implied collective bargaining agreements or other agreement, contract, commitment, arrangement or understanding with any labor union or labor organization, and (ii) no union organization campaign is pending, or to the Knowledge of the Company has been threatened with respect to the employees of the Company or any of its Subsidiaries.

SECTION 3.15.  COMPLIANCE WITH LAWS; PERMITS

The Company and its Subsidiaries are in compliance with the Federal Food, Drug, and Cosmetic Act as it pertains to the importation, manufacture, processing, marketing and distribution of ingredients sold as dietary supplement, cosmetic or drug ingredients and all other applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities except for any failures to so comply as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.16.  EPHEDRA

Except as disclosed in Section 3.16 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has, since January 1, 2000, produced, marketed, distributed or sold any product containing any substance derived from the plant Ephedra including ephedra, ma huang and ephedrine (the "Ephedra Products"). Section 3.16 of the Company Disclosure Schedule sets forth the following information relating to the Ephedra Products since January 1, 2000:
(i) revenues derived by the Company and its Subsidiaries from the Ephedra Products, and (ii) the names of the customers to whom the Ephedra Products were sold.

SECTION 3.17.  SCHEDULE 14D-9.

The Schedule 14D-9 will not, when it is filed with the SEC or is first published, sent or given to the stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Purchaser or any of Parent's or Purchaser's Representatives for inclusion in the foregoing documents. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 3.18.  OPINION OF FINANCIAL ADVISOR.

The Company has received the written opinion (the "FAIRNESS OPINION") of Adams Harkness, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, a copy of which opinion will be delivered to Parent concurrent with the execution and delivery of this Agreement by the Company.

SECTION 3.19.  BROKERS.

No broker, finder or investment banker (other than Adams Harkness, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Adams Harkness, Inc., pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.  CORPORATE ORGANIZATION.

Parent is a societe anonyme duly organized, validly existing and in good standing under the laws of the French Republic. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.02.  AUTHORITY RELATIVE TO THE TRANSACTIONS.

Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

The execution and delivery by Parent and Purchaser of this Agreement do not, and the performance by Parent and Purchaser of this Agreement and the consummation of the Transactions by Parent and Purchaser will not:

(a) violate the Certificate of Incorporation or By-laws of Purchaser or the organizational documents of Parent;

(b) violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected; or

(c) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.04.  FINANCING.

Parent has, or has commitments for, sufficient funds to permit Parent and Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.

SECTION 4.05.  OFFER DOCUMENTS; PROXY STATEMENT.

The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement or the information statement filed under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (the "Information Statement") shall not, at the date the Proxy Statement or the Information Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 4.06.  BROKERS.

No broker, finder or investment banker (other than Giuliani Capital Advisors LLC and Canec International Ltd.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.

The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

(a) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations.

Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize such issuance, sale, pledge, disposition, grant, or encumbrance of:

     (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement); or

    (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;

    (ii) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances; or

   (iii) enter into or amend any contract or agreement with respect to any matter set forth in this Section 5.01(e), other than in the ordinary course of business and consistent with past practice;

(f) (i) hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after the date of this Agreement; (B) to hire non-executive employees for the Company's Beijing office; or (C) to meet increased production demand.

    (ii) make any offers to any employee of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company;

   (iii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company;

    (iv) except as set forth in Section 5.01 of the Company Disclosure Schedule, grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $10,000 for any one employee and $25,000 in the aggregate;

     (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law;

    (vi) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);

(g) enter into, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company's or any Subsidiary's rights thereunder other than in the ordinary course of business consistent with past practice;

(h) fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(i) change any Tax election, annual tax accounting period, or method of tax accounting, file amended Tax Returns or claims for Tax refunds by the Company or its Subsidiaries, enter into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment;

(j) make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X under the Exchange Act, in each case as concurred in by its independent public accountants;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(l) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner; or

(m)  authorize, agree or commit to do any of the foregoing.

SECTION 5.02.  ADVICE OF CHANGES; GOVERNMENT FILINGS.

Each party shall promptly advise the other orally and in writing of (a) any representation or warranty made by it in this Agreement (i) to the extent qualified by Material Adverse Effect becoming untrue or inaccurate and (ii) to the extent not qualified by Material Adverse Effect becoming untrue or inaccurate in any material respect except that this clause (ii) shall be deemed satisfied so long as such representations or warranties being untrue or inaccurate, taken together, do not have a Material Adverse Effect on the Company or Parent, as the case may be, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company shall file all reports required to be filed by it with the SEC (and all other Governmental Authorities) between the date of this Agreement and the Effective Time including, the Schedule 14D-9 and the Information Statement or Proxy Statement, as the case may be, and shall (to the extent permitted by Law or any applicable confidentiality agreement) deliver to Parent copies of all such reports promptly after the same are filed. Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

SECTION 6.01.  STOCKHOLDERS' MEETING.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall:

     (i) in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "STOCKHOLDERS' MEETING"); and

    (ii)  (A)  include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Company Board (except for the abstention of Paul O. Koether and any other Company Board members designated by Parent and Purchaser in accordance with the terms hereof) that the stockholders of the Company approve and adopt this Agreement and the Merger; and

          (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then beneficially owned by them and their affiliates to be voted in favor of the approval and adoption of this Agreement and the Merger.

(b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

SECTION 6.02.  PROXY STATEMENT.

If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file a proxy statement or information statement under Section 14 of the Exchange Act (the "PROXY STATEMENT") with the SEC, and shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of Purchaser, Parent and the Company and its respective counsel shall have a reasonable opportunity to review and comment on:

(a) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares; and

(b) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

SECTION 6.03.  COMPANY BOARD REPRESENTATION; SECTION 14(F) OF THE EXCHANGE ACT.

(a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter. Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both.

(b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any:

     (i) amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company or any Subsidiary;

    (ii)  termination of this Agreement by the Company;

   (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser;

    (iv) recommendation to the Company stockholders or any modification or withdrawal of any such recommendation in connection with this Agreement or the Transactions; or

     (v)  waiver of any of the Company's rights hereunder,

in each case, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary. If the independent directors of the Company Board deem it advisable in connection with the Transactions to retain outside legal counsel, such directors shall be entitled to retain such counsel at the expense of the Company.

SECTION 6.04.  ACCESS TO INFORMATION; CONFIDENTIALITY.

(a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated February 15, 2005 between Naturex, Inc., a Subsidiary of Parent, and the Company (the "CONFIDENTIALITY AGREEMENT"), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to):

     (i) provide to Parent and Parent's Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof;

    (ii) furnish to Parent all monthly and quarterly statements of revenue and expense and earnings as are regularly and customarily provided to senior management of the Company; and

   (iii) furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

(b)  Each party shall, and shall cause its affiliates and Representatives to:

     (i)  comply with the Confidentiality Agreement as if a party thereto; and

    (ii) hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.

SECTION 6.05.  NO SOLICITATION OF TRANSACTIONS.

(a) The Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly:

     (i) Solicit, knowingly encourage or initiate any inquiries for the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction (as defined below) (each such proposal or offer an "ACQUISITION PROPOSAL");

    (ii) participate in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person with respect to an Acquisition Proposal;

   (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction;

    (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal; or

     (v) authorize or direct any Representative of the Company or any of its Subsidiaries to take any such action.

     The Company shall, and shall cause its Subsidiaries and instruct its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal relating to a Competing Transaction.

(b) Notwithstanding anything to the contrary in this Section 6.05, before the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may furnish information to, and enter into discussions with, a Person who has made a bona fide, written Acquisition Proposal, but only if

     (i) such Acquisition Proposal was made after the date of this Agreement (it being understood that such an Acquisition Proposal made after the date of this Agreement by a Person who made an Acquisition Proposal regarding a Competing Transaction prior to the date of this Agreement shall be considered a new Acquisition Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their Representatives has violated any of the restrictions set forth in this
          Section 6.05;

    (ii) the Company Board has determined in good faith after consultation with outside legal counsel (who may be the Company's regularly engaged outside legal counsel) and a financial advisor that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and that, in light of such proposal, the failure to furnish information or enter into discussions could reasonably be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; and

   (iii) such person shall have executed a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement may permit such person to share evaluation material with its financing sources.

(c) In addition to the obligations of the Company set forth in Sections 6.05(a) and (b), the Company shall promptly as practicable (i) advise Parent and Purchaser, telephonically and in writing, of the Company's receipt of any Acquisition Proposal and (ii) provide Parent and Purchaser, in writing, with the terms and conditions of any such Acquisition Proposal, or a copy of such Acquisition Proposal, inquiry or request and the identity of the Person making the same. The Company shall inform Parent within 48 hours of any change to the material terms of any such Acquisition Proposal. Within 24 hours upon such determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Purchaser, a written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Purchaser with a copy of the Superior Proposal.

(d) If the Company Board determines, in its good faith judgment prior to the time of the acceptance for payment of Shares pursuant to the Offer and after consulting with outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that the failure to make a change in the Company Tender Recommendation by the Company Board or any committee thereof in a manner adverse to Parent or Purchaser, (a "CHANGE IN THE COMPANY RECOMMENDATION") could reasonably be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, then, notwithstanding anything in Section 6.05(a) to the contrary, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, and the Company may enter into any agreement otherwise prohibited by Section 6.05(a) in connection with the termination of this Agreement, in accordance with the terms of this Agreement; provided, however, that no such Change in the Company Recommendation or recommendation of a Superior Proposal may be made until after the third Business Day following Parent's receipt of written notice from the Company (an "ADVERSE RECOMMENDATION NOTICE") (i) advising Parent that the Board of Directors has received a Superior Proposal, (ii) advising that the Board of Directors intends to make such Change in the Company Recommendation or recommendation of a Superior Proposal, and (iii) containing all information required by Section 6.05(c), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation

     Notice and a new three Business Day period). Any disclosure that the Company Board may be compelled to make with respect to an Acquisition Proposal or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement.

(e) A "COMPETING TRANSACTION" means any of the following (other than the Transactions):

     (i) any merger, consolidation, share exchange for 35% of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any Subsidiary;

    (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary;

   (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates and which results in any person beneficially owning more than 35% of any class of equity securities of the Company or of any Subsidiary; or

    (iv) any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 35% of any outstanding class of equity securities of the Company.

(f) A "SUPERIOR PROPOSAL" means a written offer (in its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Competing Transaction, the effect of which would be that the stockholders of the Company would beneficially own less than 50% of the capital stock of the combined or ongoing entity and which the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to Company stockholders than the Offer and Merger.

SECTION 6.06.  EMPLOYEE BENEFITS MATTERS.

(a) From and after the Effective Time and until December 31 of the calendar year in which the Effective Time occurs, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, "CURRENT PLANS"). However, nothing contained in this Section 6.06(a) shall:

     (i) obligate or commit Parent or its Subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits;

    (ii) obligate or commit Parent or its Subsidiaries to provide any employee of the Company or any Subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its Subsidiaries or affiliates for the benefit of its employees; or

   (iii) prohibit Parent or its Subsidiaries from making any changes to any Current Plan.

(b) Parent will cause the Company and the Subsidiaries to credit each employee of the Company and the Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and the Subsidiaries prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent. However, Parent may, in its sole discretion and to the extent permitted by applicable law, require that such vacation and other paid time off be taken by the employee prior to June 30, 2006.

(c) Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its U.S. affiliates for service accrued prior to the Effective Time with the Company or any Subsidiary to the extent such employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any Subsidiary under comparable plans immediately prior to the Effective Time. However, such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its Subsidiaries ("PARENT WELFARE BENEFIT PLANS") in which an employee of the Company or the Subsidiaries may be eligible to participate on or after the Effective Time, Parent shall use commercially reasonable efforts to cause its insurance carrier to waive any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable U.S. plan of Parent or its Subsidiaries and shall, to the extent permitted under the applicable plans, recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

SECTION 6.07.  DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE.

(a) The By-laws of the Surviving Corporation, which shall be the By-laws of the Company, shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (collectively, "INDEMNIFIED DIRECTORS/OFFICERS"), unless such modification shall be required by law. All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the Indemnified Directors/Officers as provided in any written indemnification contract or agreement with the Company or any Subsidiary in effect on the date of this Agreement shall be assumed by the Surviving Corporation as of the Effective Time and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed, terminated or otherwise modified (except as required by Law) for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Directors/Officers. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 6.07(a).

(b) The Company shall purchase and maintain in effect for a period of six (6) years after the Effective Time an insurance policy covering Company directors' and officers' liability for actions and omissions arising before the Effective Time that provides $2 million of coverage on terms reasonably acceptable to the directors of the Company. However, the cost thereof to the Company shall not exceed $200,000, and any amount in excess thereof may be paid by the officers and directors pro rata in their discretion.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns:

     (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

    (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.07.

SECTION 6.08.  NOTIFICATION OF CERTAIN MATTERS.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; and

(b) any failure of the Company, Parent or Purchaser, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. However, the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

SECTION 6.09.  FURTHER ACTION; REASONABLE BEST EFFORTS.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall:

(a) make promptly its respective filings, and thereafter make any other required submissions, under any applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions; and

(b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. However, neither Purchaser nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that:

     (i) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective Subsidiaries;

    (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its Affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 6.10.  SUBSEQUENT FINANCIAL STATEMENTS.

The Company shall, if practicable, provide Parent:

(a) its financial results for any period ending after the date of this Agreement prior to making any such financial results publicly available; and

(b)  any report or document (other than reports under Section 16 of the Exchange
     Act) to be filed with the SEC after the date of this Agreement prior to any such filing, it being understood that, in either case, Parent shall have no liability by reason of being provided with any such documents.

SECTION 6.11.  PUBLIC ANNOUNCEMENTS.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of

The Nasdaq Stock Market, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer, the Merger or any of the other Transactions.

SECTION 6.12.  TAKEOVER STATUTE

If any "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination" or other similar anti-takeover statute or regulation (including, without limitation, the business combination provisions of Section 203 of the DGCL) (each a "TAKEOVER STATUTE") shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company, subject to its fiduciary duties, shall grant such approvals and take such actions as are reasonably necessary to the extent practicable so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

SECTION 6.13.  BEDMINSTER SERVICES

Bedminster Management Corp. shall continue to provide to the Company its existing services for health and life insurance plan coverage until September 1, 2005.

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

SECTION 7.01.  CONDITIONS TO THE MERGER.

The obligations of the Company, Parent and Purchaser to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a) If required, the Company shall have obtained the Company Stockholder Approval in accordance with, and to the extent required by, the DGCL and the Company's Certificate of Incorporation.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "ORDER") which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

(c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  TERMINATION.

This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by action duly taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company, as follows:

(a) if no Shares have been accepted for payment pursuant to the Offer, by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company;

(b) if no Shares have been accepted for payment pursuant to the Offer, by Parent if a Company Triggering Event (as defined below) shall have occurred;

(c) if no Shares have been accepted for payment pursuant to the Offer, by the Company if the Company Board determines to accept a Superior Proposal;

(d) by Parent if due to a failure to satisfy any Offer Condition, including the Minimum Condition, Purchaser shall have:

     (i) terminated the Offer without having accepted any Shares for payment thereunder; or

    (ii) failed to accept Shares for payment pursuant to the Offer within 60 days following the commencement of the Offer,

     unless such action or inaction under (i) or (ii) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their covenants or agreements contained in this Agreement or the material breach by Parent or Purchaser of any of their representations or warranties contained in this Agreement;

(e)  by the Company, if Purchaser shall have:

     (i) terminated the Offer without having accepted any Shares for payment thereunder; or

    (ii) failed to accept Shares for payment pursuant to the Offer within 60 days following the commencement of the Offer,

     unless such action or inaction under (i) or (ii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or warranties contained in this Agreement; or

(f) if no Shares have been accepted for payment pursuant to the Offer, by either Parent or the Company if the Effective Time shall not have occurred on or before October 15, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

For purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if:

     (i) a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation;

    (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction;

   (iii) the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Company Board in favor of holders of Shares accepting the Offer and tendering their Shares in the Offer;

    (iv) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the Transactions), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders; or

     (v) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm the approval or recommendation of the Offer, the Merger and this Agreement within five Business Days after such request.

SECTION 8.02.  EFFECT OF TERMINATION.

In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except:

(a)  as set forth in Section 8.03; and

(b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

However, the terms of Section 6.04(b) shall survive any termination of this Agreement.

SECTION 8.03.  FEES AND EXPENSES.

(a) Except as set forth in this Section 8.03, all Expenses (as defined below) incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction is consummated. "EXPENSES," as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9, the Information Statement and the Proxy Statement, the solicitation of stockholder tenders, the filing of any required notices and all other matters related to consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b)  The Company agrees that:

     (i) (A) if Parent shall terminate this Agreement pursuant to Section 8.01(b); or

          (B) if the Company shall terminate this Agreement pursuant to Section 8.01(c); or

          (C) Parent shall terminate the Agreement pursuant to Section 8.01(d); and

    (ii) within twelve months after such termination, the Company enters into an agreement for a Competing Transaction or a Competing Transaction is consummated;

then upon such termination and under the circumstances described in clause (ii) of this Section 8.03(b), upon the execution of an agreement for, and the consummation of, a Competing Transaction the Company shall pay to Parent a fee of $750,000 (the "FEE"); provided that the Company shall not be liable for any amount of Parent's Expenses. The Fee shall be payable by wire transfer of immediately available funds. The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Purchaser would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent or the Purchaser commences an action or proceeding which results in a judgment against the Company for the Fee, the Company shall pay to Parent and the Purchaser their reasonable costs and expenses (including reasonable attorney's fees) incurred in connection with such action or proceeding, together with interest per annum on the amount of the Fee at the prime rate as announced in the Wall Street Journal from the date such payment was required to be made to the date of payment.

SECTION 8.04.  AMENDMENT.

Subject to Section 6.03(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. However, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05.  WAIVER.

Subject to Section 6.03(c), at any time prior to the Effective Time, any party hereto may:

(a) extend the time for the performance of any obligation or other act of any other party hereto;

(b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and

(c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.

Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01.  NON-SURVIVAL OF REPRESENTATIONS. WARRANTIES AND AGREEMENTS.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.04(b) and 6.07 and this Article IX shall survive the Effective Time.

SECTION 9.02.  NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmissions between the hours of 9:00 A.M. and 5:00 P.M. in the recipient party's time zone, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Parent or Purchaser:

     Naturex, S.A.
     Site D'Agroparc Montfavet, B.P. 1218
     F-84911 Avignon Cedex
     France

     Attention:  Jacques Dikansky
     Chief Executive Officer
     Telephone No.:  +33 4 90 23 96 89
     Facsimile No:     +33 4 90 23 73 40

     with a copy to:

     Burton K. Haimes, Esq.
     Thelen Reid & Priest LLP
     875 Third Avenue
     New York, New York 10022
     Telephone No.:  (212) 603-2000
     Facsimile No.:   (212) 603-2001

     if to the Company:

     Pure World, Inc.
     376 Main Street
     P.O. Box 74
     Bedminster, New Jersey 07921
     Telephone No.:  (908) 234-9220
     Facsimile No:  (908) 766-4160
     Attention: :  Paul O. Koether

     with a copy to:

     Guy P. Lander, Esq.
     Davies Ward Phillips & Vineberg LLP
     625 Madison Avenue, 12th Floor
     New York, New York  10022
     Telephone No.:  (212) 588-5511
     Facsimile No: (212) 308-0132

SECTION 9.03.  CERTAIN DEFINITIONS

(a)  For purposes of this Agreement:

     "AFFILIATE" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "BENEFICIAL OWNER", with respect to any Shares, has the meaning ascribed to such term in Rule 13d-3(a) under the Exchange Act.

     "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

     "CODE" means the United States Internal Revenue Code of 1986, as amended.

     "COMPANY MATERIAL ADVERSE EFFECT" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

     "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     "ENVIRONMENTAL LAW" means any Law relating to: (A) the protection, investigation, remediation, or restoration of the environment or natural resources, (B) the handling, use, storage, treatment, disposal, release or threatened release of any hazardous substance, (C) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property, or (D) the protection of the health and safety of employees or the public.

     "FULLY-DILUTED BASIS" means, for determining a number of outstanding shares, taking into account all issued and outstanding shares of Company Common Stock and the number of shares that would be outstanding assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights to acquire shares and the issuance of all shares of Company Common Stock that the Company is obligated to issue thereunder.

     "GOVERNMENTAL AUTHORITY" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing.

     "KNOWLEDGE OF THE COMPANY" and the "COMPANY'S KNOWLEDGE" and words of similar import means the actual knowledge of any executive officer of the Company or any of its Subsidiaries after due inquiry.

     "PARENT MATERIAL ADVERSE EFFECT" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement.

     "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives.

     "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other Person means an affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

     "TAX RETURNS" means in respect of any Tax, any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

     "TAX " or "TAXES" shall mean (i) any and all taxes, assessments, fees, levies, duties, tariffs, customs, imposts and other governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth's-taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; tariffs and similar charges, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person..

(b) The following terms have the meaning set forth in the Sections set forth below:

                    Defined Term                          Location of definition
--------------------------------------------------------  ----------------------
2004 Balance Sheet......................................  Section 3.06(c)
Action..................................................  Section 3.08
Acquisition Proposal....................................  Section 6.05(a)(i)
Adverse Recommendation Notice...........................  Section 6.05(d)
Agreement...............................................  Preamble
Certificate of Merger...................................  Section 2.03
Certificates............................................  Section 2.10(b)
Change in the Company Recommendation....................  Section 6.05(d)
Closing.................................................  Section 2.02
Closing Date............................................  Section 2.02
Company.................................................  Preamble
Company Board...........................................  Recitals
Company Common Stock....................................  Section 3.03(a)
Company Disclosure Schedule.............................  Section 3.01(b)
Company SEC Reports.....................................  Section 3.06(a)
Company Stock Option....................................  Section 2.08(a)
Company Stock Option Plans..............................  Section 2.08(a)
Company Stockholder Approval............................  Section 3.04
Company Tender Recommendation...........................  Section 3.04(c)
Company Triggering Event................................  Section 8.01

                    Defined Term                          Location of definition
--------------------------------------------------------  ----------------------
Competing Transaction...................................  Section 6.05(d)
Confidentiality Agreement...............................  Section 6.04(a)
Current Plans...........................................  Section 6.06(a)
DGCL....................................................  Recitals
Dissenting Shares.......................................  Section 2.09(a)
Effective Time..........................................  Section 2.03
Ephedra Products........................................  Section 3.16
ERISA...................................................  Section 3.09(a)
Exchange Act............................................  Section 1.01(b)
Expenses................................................  Section 8.03(a)
Fairness Opinion........................................  Section 3.18
Fee.....................................................  Section 8.03(b)
GAAP....................................................  Section 3.06(b)
Indemnified Directors/Officers..........................  Section 6.07(a)
Information Statement...................................  Section 4.05
Initial Expiration Date.................................  Section 1.01(a)
Law.....................................................  Section 3.05(b)
Lease Documents.........................................  Section 3.10(a)
Material Contracts......................................  Section 3.12(a)
Merger..................................................  Recitals
Merger Consideration....................................  Section 1.01(b)
Minimum Condition.......................................  Section 1.01(b)
Notice of Superior Proposal.............................  Section 6.05(c)
Offer...................................................  Recitals
Offer Conditions........................................  Section 1.01(a)
Offer Documents.........................................  Section 1.01(c)
Offer to Purchase.......................................  Section 1.01(c)
Order...................................................  Section 7.01(b)
Parent..................................................  Preamble
Parent Welfare Benefit Plans............................  Section 6.06(d)
Paying Agent............................................  Section 2.10(a)
Per Share Amount........................................  Recitals
Plans...................................................  Section 3.09(a)
Proxy Statement.........................................  Section 6.02
Purchaser...............................................  Preamble
Schedule 14D-9..........................................  Section 1.02(b)
Schedule TO.............................................  Section 1.01(c)
SEC.....................................................  Section 1.01(b)
Securities Act..........................................  Section 3.05(d)
Shares..................................................  Recitals
Stockholder Agreement...................................  Recitals
Stockholders............................................  Recitals
Stockholders' Meeting...................................  Section 6.01(a)
Subsequent Offering Period..............................  Section 1.01(b)
Superior Proposal.......................................  Section 6.05(f)

                    Defined Term                          Location of definition
--------------------------------------------------------  ----------------------
Surviving Corporation...................................  Section 2.01
Surviving Corporation Shares............................  Section 2.07(c)
Takeover Statute........................................  Section 6.12
Transactions............................................  Section 3.04(a)

SECTION 9.04.  SEVERABILITY.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05.  ENTIRE AGREEMENT; ASSIGNMENT.

This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06.  PARTIES IN INTEREST.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 9.07.  SPECIFIC PERFORMANCE.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.08.  GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties hereto hereby:

(a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.09.  WAIVER OF JURY TRIAL.

Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement.

SECTION 9.10.  HEADINGS.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11.  COUNTERPARTS.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12.  COMPANY DISCLOSURE SCHEDULE.

Parent and Purchaser shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule:

(a) does not represent a determination by the Company that such item is "material"; and

(b) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         NATUREX, S.A.

                                         By :  /s/ Jacques Dikansky
                                               --------------------
                                               Jacques Dikansky
                                               Chief Executive Officer


                                         NATUREX ACQUISTION CORP.

                                         By :  /s/ Jacques Dikansky
                                               --------------------
                                               Jacques Dikansky
                                               President


                                         PURE WORLD, INC.

                                         By :  /s/ Qun Yi Zheng
                                               ----------------
                                               Qun Yi Zheng
                                               President

                                MERGER AGREEMENT
                           COMPANY DISCLOSURE SCHEDULE

--------------------------------------------------------------------------------
Section 3.01(b)     Subsidiaries
--------------------------------------------------------------------------------
Section 3.03        Company Stock Options and Other Awards
--------------------------------------------------------------------------------
Section 3.05        Breaches; Defaults; Consents
--------------------------------------------------------------------------------
Section 3.06(c)     Undisclosed Liabilities
--------------------------------------------------------------------------------
Section 3.07        Absence of Certain Changes or Events
--------------------------------------------------------------------------------
Section 3.08        Litigation
--------------------------------------------------------------------------------
Section 3.09(a)     Employee Benefit Plans
--------------------------------------------------------------------------------
Section 3.09(b)     Employee Benefit Plan Compliance Disclosure
--------------------------------------------------------------------------------
Section 3.09(c)     Employee Benefit Plans
--------------------------------------------------------------------------------
Section 3.10        Leased Real Property
--------------------------------------------------------------------------------
Section 3.11(a)     Taxes
--------------------------------------------------------------------------------
Section 3.11(b)     Pending Tax Proceedings
--------------------------------------------------------------------------------
Section 3.12(a)     Material Contracts
--------------------------------------------------------------------------------
Section 3.12(b) Breach or Default of Material Contracts Resulting from Transactions
--------------------------------------------------------------------------------
Section 3.13        Environmental Matters
--------------------------------------------------------------------------------
Section 3.14        Labor and Employment Matters
--------------------------------------------------------------------------------
Section 3.16        Ephedra
--------------------------------------------------------------------------------
Section 5.01        Conduct of Business Pending the Merger
--------------------------------------------------------------------------------

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or payment for, any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, subject to the terms of the Agreement, if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) the Minimum Condition shall not have been satisfied, or (ii) at any time on or after the date of this Agreement and prior to the Initial Expiration Date, any of the following conditions shall occur:

(a) there shall be pending against Purchaser or Parent any action, suit or proceeding (hereinafter, an "ACTION") brought by a Governmental Authority
     (i) challenging or seeking to make illegal, materially delay, make materially more costly or otherwise, directly or indirectly, restrain or prohibit, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other Affiliate of Parent, or the consummation of the Transactions or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, or in relation to the amount to be paid by Parent and Purchaser for all of the Shares on a Fully-Diluted Basis, (ii) seeking to restrain, enjoin or otherwise prohibit or prevent the Transactions, (iii) seeking to prohibit or impose any material limitations on Parent's, the Purchaser's or any of their respective Affiliates' ownership, operation or effective control of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, (iv) requiring divestiture by the Purchaser or any of its Affiliates of any Shares or current material business or material assets (including, without limitation, any material business or material assets of the Company or any of its Subsidiaries) which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect; or (v) seeking to impose material limitations on the ability of Parent or the Purchaser effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

(b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable by a Governmental Authority to (i) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(d) any Company Material Adverse Effect shall have occurred since the date of this Agreement;

(e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (ii) any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions which materially and adversely affects the ability of Parent and Purchaser to consummate the Transactions;

(f) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares has been acquired after the date hereof by any Person, other than Parent or any of its affiliates;

(g) the representations and warranties of the Company in the Agreement shall not be true and correct as of the date of such determination (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct which, in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(h) the Board of Directors of the Company (or a special committee thereof) (i) shall have withdrawn, modified or changed in a manner adverse to the Parent and the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer and the Merger; or (ii) fails to reconfirm the Company Tender Recommendation within five (5) Business Days after receipt of a request by the Parent or the Purchaser; provided that any such request may be made only one time within five (5) Business Days after notice of any of the following events (as any of the following events may occur from time to time): (A) receipt by the Company of a proposal or offer for a Competing Transaction, (B) any material change to an existing proposal or offer for a Competing Transaction, (C) a public announcement of any transaction to acquire a material portion of the Company Common Stock by a Person other than the Purchaser, the Parent or any of their Subsidiaries or Affiliates other than an existing Acquisition Proposal, and (D) any extension of the Offer.

(i) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or material covenant of the Company required to be performed or complied with by it under the Agreement prior to such determination;

(j)  the Agreement shall have been terminated in accordance with its terms; or

(k) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder.

The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement to which it is annexed.

                           COMPANY DISCLOSURE SCHEDULE
                           ---------------------------


     Company Disclosure Schedules presented on June 6, 2005 to the foregoing


                          AGREEMENT AND PLAN OF MERGER
                   dated as of June 6, 2005 (THE "AGREEMENT")


                                      AMONG


                                  NATUREX, S.A.


                            NATUREX ACQUISITION CORP.


                                       AND


                                PURE WORLD, INC.




THE FOLLOWING MATTERS SHOULD BE USED ONLY IN CONJUNCTION WITH THE AGREEMENT, AND
(I) WITH RESPECT TO MATTERS CONCERNING POTENTIAL OR CONTINGENT LIABILITIES OR RESPONSIBILITIES, SHOULD NOT BE DEEMED ADMISSIONS OF LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY OF THE MATTERS LISTED AND (II) ARE MEANT TO SUPPLEMENT THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THE AGREEMENT. DISCLOSURE OF A MATTER IN ANY SECTION HERETO SHALL BE DEEMED DISCLOSURE WITH RESPECT TO ANY OTHER SECTION.

ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED THERETO IN THE AGREEMENT.

                                 SECTION 3.01(b)
                                 ---------------
                                  SUBSIDIARIES
                                  ------------


Subsidiaries
------------

                SUBSIDIARIES                     JURISDICTION OF FORMATION

           American Holdings, Inc.                        Delaware
               Eco-Pure, Inc.                             Delaware
         Pure World Botanicals, Inc.                      Delaware
     Pure World Botanicals Powders, Inc.                  Delaware
             PW Subsidiary, LLC                           Delaware


Equity Ownership
----------------

     The Company owns seven hundred (700) shares of non-voting common stock of Gaia Herbs, Inc. ("Gaia"), a privately held company, which constitutes 35% of the issued and outstanding Gaia common stock. The Company has a right of first refusal to acquire any Gaia common stock sold by Gaia or Gaia's principal stockholder, and Gaia has a right of first refusal to acquire any Gaia common stock sold by the Company. In addition, if any third party acquires any voting shares in Gaia, the Company's non-voting Gaia common stock will convert to voting common stock.

                                  SECTION 3.03
                                  ------------
                     COMPANY STOCK OPTIONS AND OTHER AWARDS
                     --------------------------------------

      INDIVIDUAL       GRANT DATE   1991 PLAN   1997 PLAN   OUTSIDE PLAN   EXERCISE PRICE
-----------------------------------------------------------------------------------------
John W. Galuchie, Jr.   05/29/02                               55,000         0.71000
-----------------------------------------------------------------------------------------
Kathleen Paffendorf     06/09/95      11,000                                  1.56250
                        02/01/96                                5,500         2.04545
                        12/09/97                   8,250                      5.51136
                        01/12/00                   6,000                      3.12500
                        05/29/02                               15,000         0.71000
-----------------------------------------------------------------------------------------
Voldemar Madis          01/12/00                 120,000                      3.12500
-----------------------------------------------------------------------------------------
Qun Yi Zheng            02/01/96                               27,500         2.04545
                        03/24/97      82,500                                  2.75568
                        03/08/98                  55,000                      5.00000
                        01/12/00                 100,000                      3.12500
                        10/29/01                               75,000         1.00000
                        05/29/02                              200,000         0.71000
-----------------------------------------------------------------------------------------
Sue Merrill             02/01/96                                5,500         2.04545
                        04/01/98                  8,250                        5.0000
                        05/29/02                               15,000         0.71000
                        07/01/04                               30,000         1.98000
-----------------------------------------------------------------------------------------
Manuel Correia          12/09/96                                2,200         1.70455
                        04/01/98                    550                       5.00000
                        11/11/03                 10,000                       2.05000
-----------------------------------------------------------------------------------------
Kan He                  03/24/97       7,700                                  2.75568
                        09/02/97      11,000                                  4.88636
                        01/12/00                  3,300                       3.12500
                        05/29/02                               15,000         0.71000
-----------------------------------------------------------------------------------------
Anthony Pilkington      07/30/97                                5,500         3.06818
-----------------------------------------------------------------------------------------
Bolin Zheng             09/02/97                               16,500         4.88636
                        01/12/00                  5,000                       3.12500
-----------------------------------------------------------------------------------------
Julius Myer             04/01/98                  2,750                       5.00000
                        01/12/00                 10,000                       3.12500
-----------------------------------------------------------------------------------------
Matthew Hannon          04/01/98                  1,100                       5.00000
-----------------------------------------------------------------------------------------
Robert (Lee) Stancil    04/01/98                    550                       5.00000
-----------------------------------------------------------------------------------------
Jose Hernandez          04/01/98                  1,100                       5.00000
-----------------------------------------------------------------------------------------
Marcelo Celestino       04/01/98                    550                       5.00000
-----------------------------------------------------------------------------------------
Jeffrey Criswell        04/01/98                  1,100                       5.00000
-----------------------------------------------------------------------------------------
Mary Burke              04/01/98                    550                       5.00000
-----------------------------------------------------------------------------------------
Tang Peng               02/21/01                               15,000         1.30000
-----------------------------------------------------------------------------------------
Steve Prancevic         02/16/00                 25,000                       3.75000
-----------------------------------------------------------------------------------------
Andrea O'Connor         07/07/03                 10,000                       3.41000
-----------------------------------------------------------------------------------------



                                       4


      INDIVIDUAL       GRANT DATE   1991 PLAN   1997 PLAN   OUTSIDE PLAN   EXERCISE PRICE
-----------------------------------------------------------------------------------------
Monica Johnson          11/03/03                 25,000                       1.65000
-----------------------------------------------------------------------------------------

             TOTALS                  112,200    394,050       482,700
-----------------------------------------------------------------------------------------

       GLOBAL TOTAL     988,950
=========================================================================================

                                  SECTION 3.05
                                  ------------
                          BREACHES; DEFAULTS; CONSENTS
                          ----------------------------


None.

                                 SECTION 3.06(c)
                                 ---------------
                             UNDISCLOSED LIABILITIES
                             -----------------------


     (a) Oral Retention Agreement between the Company and Sue Ann Merrill. The Agreement originally provided for a bonus of $35,000 if Ms. Merrill remained with the Company through April 30, 2005, and for a payment of $15,000 to Ms. Merrill if the Company completed a business combination transaction. The Agreement was subsequently amended to provide for an additional bonus of $35,000 if Ms. Merrill remained with the Company through June 30, 2005.

                                  SECTION 3.07
                                  ------------
                      ABSENCE OF CERTAIN CHANGES OR EVENTS
                      ------------------------------------


     (a) Between January 1, 2005 and April 30, 2005, the Company made open market purchases of an aggregate of 82,485 shares of the Company's common stock for total consideration of $151,928.27.

     (b) The Company forgave the $80,000 loan to Qun Yi Zheng and the $53,787.50 loan to William Mahomes.

                                  SECTION 3.08
                                  ------------
                                   LITIGATION
                                   ----------


     (a) C&A Systems Inc. v. Pure World Botanicals, Inc., civil action in the Superior Court of New Jersey, Law Division, Essex County, Docket No.:
ESX-L-012039-02.

     (b) Letter to the Company from Soft Gel Technologies, Inc. dated June 1, 2005, alleging that the Company is infringing on U.S. Patents Nos. 6,716,459, 6,485,760 and 6,784,206 owned by Soft Gel Technologies, Inc.

                                 SECTION 3.09(a)
                                 ---------------
                             EMPLOYEE BENEFIT PLANS
                             ----------------------


Stock Option Plans
------------------

     (a)  Computer Memories Incorporated 1991 Non-Qualified Stock Option Plan.

     (b)  Pure World, Inc. 1997 Non-Qualified Stock Option Plan.


Stock Option Agreements
-----------------------

     (a)  See Section 3.03.


Employment Agreements
---------------------

     (a) Employment Agreement between the Company and Paul O. Koether, dated November 11, 2003.

     (b) Consultation and Non-Competition Agreement between the Company and Paul O. Koether, dated June 6, 2005.

     (c) Employment Agreement between the Company and Qun Yi Zheng, dated March 1, 1996, as amended by that certain Amendment dated July 28, 1997.

     (d) Employment Letter from the Company to Manuel Correia, dated December 1, 2003.

     (e) Oral Retention Agreement between the Company and Sue Ann Merrill. The Agreement originally provided for a bonus of $35,000 if Ms. Merrill remained with the Company through April 30, 2005, and for a payment of $15,000 to Ms. Merrill if the Company completed a business transaction. The Agreement was subsequently amended to provide for an additional bonus of $35,000 if Ms. Merrill remained with the Company through June 30, 2005.

     (f) Compensation Arrangement between the Company and Eddy Shaoul, effective June 15, 2003.


Employee Benefit Plans
----------------------

     (a)  Bedminster Management Corp. 401(k) Profit Sharing Plan and Trust.

     (b) Plan Recordkeeping Agreement between T. Rowe Price Retirement Plan Services, Inc. and Bedminster Management Corp.

     (c)  Bedminster Management Corp. Long Term Disability Plan (Unum
Provident).

     (d) Horizon Blue Cross Blue Shield of New Jersey Health and Prescription Drug Plan - POS Plan and PPO Plan.

     (e) Horizon Blue Cross Blue Shield of New Jersey Dental Plan - Dental Choice Plan and Dental Option Plan.

     (f) Bedminster Management Corp. Life Insurance and Accidental Death & Dismemberment Insurance Plan (Unum Provident).

     (g)  Workers Compensation Insurance.

     (h)  Educational Assistance Policy.

     (i)  Vacation.

     (j) Company car for the following employees: Paul O. Koether, Qun Yi Zheng, Manuel Correia, and Kathleen Paffendorf.

     (k) Car allowance for the following employees: Steve Prancevic, Monica Johnson, and Voldemar Madis.

     (l)  Pure World Botanicals, Inc. Employee Handbook.


                                 SECTION 3.09(b)
                                 ---------------
                   EMPLOYEE BENEFIT PLAN COMPLIANCE DISCLOSURE
                   -------------------------------------------


     (a) The Company has not distributed any summary plan descriptions for the Plans to the participants.

     (b) The Bedminster Management Corp. 401(k) Profit Sharing Plan and Trust failed the nondiscrimination tests in the 2002 and 2003 plan years.


                                 SECTION 3.09(c)
                                 ---------------
                             EMPLOYEE BENEFIT PLANS
                             ----------------------


     (a)  Section 6.3 C of the Employment Agreement between the Company and Paul
O. Koether, dated November 11, 2003, provides that upon termination of the agreement by Mr. Koether after a "Change of Control" (as defined in the agreement) of the Company, Mr. Koether will be paid an amount equal to the greater of (i) the base salary and any bonus payable to him through the termination date and (ii) an amount equal to three times the average annual base salary and bonus paid to him during the five years preceding the termination date.

     (b) The Employment Letter from the Company to Manuel Correia, dated December 11, 2003, states that if "there is a change in ownership of more than 50% of Pure World Shares," then Mr. Correia will be entitled to "guaranteed one year employment at [his] then current salary."

     (c) The Oral Retention Agreement between the Company and Sue Ann Merrill provides that Ms. Merrill will be entitled to a payment of $15,000 if the company completes a business transaction.

     (d) Payments to Qun Yi Zheng and Paul O. Koether could reasonably be expected to be characterized as "excess parachute payments" (as such term is defined in Section 280G of the Code).

                                  SECTION 3.10
                            PROPERTY; TITLE TO ASSETS


Leased Real Property
--------------------

     (a) Lease between AMHOLD MACO Inc. and IVM Corporation, dated January 3, 1995, as amended by that certain Amendment to Lease Agreement dated January 1, 2000, for the premises known as 375 Huyler Street, South Hackensack, New Jersey.

     (b) Lease between Teterboro '89 Associates and Pure World Botanicals, Inc., dated December 1989, as amended by that certain Amendment to Lease dated January 21, 1995, Amendment to Lease dated November 3, 1999 and Lease Modification and Extension of Lease dated December 2000, for the premises known as 100 Huyler Street, Teterboro, New Jersey.

     (c) Lease Agreement between ProLogis and Pure World Botanicals, Inc., dated March 4, 2003, for the premises known as Building #5 at 370 Starke Road, Carlstadt, New Jersey.

     (d) Oral month-to-month office sublease between the Company and T.R. Winston & Company, LLC for 376 Main Street, Bedminster, New Jersey at $1,800 per month.

     (e) The Company rents space for inventory storage in a public warehouse in Newark, New Jersey and in Lakewood, New Jersey, for monthly fees and receiving and shipping fees. The Company also rents space on a month-to-month basis in a warehouse in Chatsworth, California for document storage.


Encumbrances
------------

     (a)  Original UCC-1 Financing Statement
          File Number:        1912847
          File Date:          07/16/1999
          Debtor:             Pure World Botanicals, Inc.
          Secured Party:      GE Capital Corporation
          Collateral:         Equipment lease dated May 7, 1999 between Debtor
                              and Secured Party, insurance thereof and all proceeds thereof.

     (b)  Original UCC-1 Financing Statement
          File Number:        1982578
          File Date:          07/21/2000
          Debtor:             Pure World Botanicals, Inc.
          Secured Party:      GE Capital Corporation

          Collateral:         Equipment lease dated May 26, 2000 between Debtor
                              and Secured Party, insurance thereof and all proceeds thereof.

     (c)  Original UCC-1 Financing Statement
          File Number:        1998405
          File Date:          09/05/2000
          Debtor:             Pure World Botanicals, Inc.
          Secured Party:      Agilent Technologies
          Collateral:         All of the Debtor's right, title and interest in
                              the inventory and equipment now or hereafter leased from Secured Party pursuant to Finance
                              Agreement Number AR2059.

     (d)  Original UCC-1 Financing Statement
          File Number:        2030475
          File Date:          03/19/2001
          Debtor:             Pure World Botanicals, Inc.
          Secured Party:      NMHG Financial Services, Inc.
          Collateral:         All of the equipment now or hereafter leased by
                              Secured Party to Debtor and all proceeds, including insurance proceeds, thereof.

     (e) Loan and Security Agreement between Pure World Botanicals, Inc. and Fleet Capital Corporation dated December 22, 2003.
          Debtor:             Pure World Botanicals, Inc.
          Secured Party:      Fleet Capital Corporation
          Collateral:         All of the right title and interest in all of
                              Debtor's assets whether now owned or existing or hereafter created, acquired or arising and wheresoever located.

                                 SECTION 3.11(a)
                                 ---------------
                                      TAXES
                                      -----


The Company has filed for extensions for filing of its 2004 federal and state income tax returns.


                                 SECTION 3.11(b)
                                 ---------------
                            PENDING TAX PROCEEDINGS
                            -----------------------


None.

                                SECTION 3.12 (a)
                                ----------------
                               MATERIAL CONTRACTS
                               ------------------


(i)   (a)  See Section 3.09(a).

      (b)  Oral Agreements

           1.  Loan to Qun Yi Zheng (current balance: $9,823).
           2.  Loan to Qun Yi Zheng (current balance: $13,757.50).

(ii)  See Section 3.03.

(iii) (a) Loan and Security Agreement and Subordination Agreement between Pure World Botanicals, Inc. and Fleet Capital Corporation, dated December 22, 2003, as amended by that certain Agreement of Amendment to the Loan and Security Agreement and Other Documents between Pure World Botanicals, Inc. and Fleet Capital Corporation, dated April 18, 2005.

      (b) Equipment Loan Note between Pure World Botanicals, Inc. and Fleet Capital Corporation, dated December 22, 2003.

      (c) Secured Promissory Note between Pure World Botanicals, Inc. and Fleet Capital Corporation, dated December 22, 2003

      (d) Revolving Credit Note between Pure World Botanicals, Inc. and Fleet Capital Corporation.

      (e) Notice and Assignment of Equipment Serial Numbers between Pure World Botanicals, Inc. and Agilent Financial Services, dated October 31, 2002.

      (f) Forklift Lease between Pure World Botanicals, Inc. and Barclay Brand Corporation, dated December 18, 2000.

      (g) Five Year Lease Agreement between Pure World Botanicals, Inc. and bioMerieux, Inc., dated March 7, 2001.

      (h) Equipment Lease Agreement between Pure World Botanicals, Inc. and De Lage Landen Financial Services, Inc., dated June 19, 2003.

      (i) Ford Truck Lease between Pure World Botanicals, Inc. and Meadowland Ford Truck Sales, dated March 19, 2004.

      (j) Master Lease No. 160029 and Promissory Note between Pure World Botanicals, Inc. and Valley Commercial Capital, LLC, dated April 28, 2003.

      (k) See (i), above, for loans to officers and directors.

      (l) Outstanding loans to employees and former employees:

                    NAME                           LOAN BALANCE
                    ----                           ------------

                   Kan He                            25,600.00
               Raymond Signore                       29,914.40


(iv)  See Section 3.10 above.

(v) (a) Employment Letter from the Company to Manuel Correia dated December 1, 2003.


                                 SECTION 3.12(b)
                                 ---------------
                     BREACH OR DEFAULT OF MATERIAL CONTRACTS
                     ---------------------------------------


None.

                                  SECTION 3.13
                                  ------------
                              ENVIRONMENTAL MATTERS
                              ---------------------


None.

                                  SECTION 3.14
                                  ------------
                          LABOR AND EMPLOYMENT MATTERS
                          ----------------------------


None.

                                  SECTION 3.16
                                  ------------
                                     EPHEDRA
                                     -------


                                            -------------------------------------------
CUSTOMER                                         2004           2003           2002
---------------------------------------------------------------------------------------
Nutraco International S.A./Rexall Sundown   $         __   $ 122,429.60   $ 530,310.15

Breakthru Nutrition                                   __             __       3,990.00

Optimum Nutrition                                     __             __         237.50

NMS                                                   __             __         440.00

Wisconsin Life Sciences                               __             __             __

Progressive Labs                                      __             __             __

Weider Nutrition Group                                __             __             __
                                            -------------------------------------------
                                            $         __   $ 122,429.60   $ 534,977.65
                                            ===========================================

                                  SECTION 5.01
                                  ------------
                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------


See Section 3.07.

The following loans to officers, directors, employees and former employees are being forgiven or are to be forgiven as follows:

         NAME                 CURRENT LOAN BALANCE               TERMS
         ----                 --------------------               -----
     Qun Yi Zheng                   9,823.00           $3,000 per  year forgiven
     Bolin Zheng                    8,000.00           $2,000 per  year forgiven
        Kan He                     25,600.00           $6,400 per  year forgiven